Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 5 (Form S-3, No. 333-60044) to the Registration Statement and related Prospectus of Great American Financial Resources, Inc. and AAG Holding Company, Inc. for the registration of preferred stock of Great American Financial Resources, Inc. and debt securities of AAG Holding Company, Inc. and to the incorporation by reference therein of our report dated March 8, 2002, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

We also consent to the reference to our firm under the caption “Experts” in Post-effective Amendment No. 6 (Form S-3, No. 333-41071) to the Registration Statement and related Prospectus of Great American Financial Resources, Inc. and AAG Holding Company, Inc. for the registration of $150 million of debt securities and to the incorporation by reference therein of our report dated March 8, 2002, with respect to the consolidated financial statements and schedules of Great American Financial Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

August 22, 2002
Cincinnati, Ohio